Exhibit 10.20

AMENDMENT TO THE

UNOVA, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This amendment to the UNOVA, Inc. Supplemental Executive Retirement Plan (the “Plan”) is made in accordance with Section 11.1 of the Plan, and is effective as of the dates provided herein.

1.             Section 2.3 of the Plan is amended by adding the following sentence at the end thereof:

(f)            Notwithstanding the foregoing, and pursuant to a Board resolution granting stock options to officers of UNOVA, Inc. in lieu of cash compensation, (1) any amounts of base salary that a Participant elects to forego during the 2002 fiscal year in order to receive stock options shall be regarded as part of the Participant’s “gross base salary” for 2002, and (2) any amounts of a bonus award with respect to the 2001 fiscal year but payable during 2002 that a Participant elects to forego in order to receive stock options shall be regarded as part of the Participant’s “Bonus” and shall be deemed to have been paid to the Participant in equal monthly installments during the 2001 fiscal year.

2.             The Plan is amended by adding the following Supplement A at the end thereof:

Supplement A - Open Windows and Other Special Benefits

A.1.         Corporate Office Open Windows.  Effective for years beginning on or after January 1, 2000, and notwithstanding anything to the contrary in the Plan, the Board may, by resolution, extend to certain Participants a package of benefits, including certain enhancements of existing benefits under the Plan, as well as under other pension and retirement plans and arrangements sponsored by the Company, as an inducement to make a decision to retire from the Company.  Eligibility criteria for such benefits shall be set forth in such resolution.  If specified in such resolution, such enhancements shall include (a) deeming an eligible Participant to have attained the age of 60 for purposes of the vesting requirement under Section 4.3, and (b) calculating and distributing to such Participant the annual Retirement Benefit as described under Section 4.2 without the reduction otherwise described in Section 4.1(b) and (c).  As a result, the annual Retirement Benefit in such case would commence as soon as is practicable after the Participant’s termination of employment with the Company.

A.2.         Special Benefit Relating to Daniel S. Bishop

Effective July 30, 2004, Daniel S. Bishop shall be deemed to have attained the age of 60 for purposes of the vesting requirement under Section 4.3, and the annual Retirement Benefit payable to Mr. Bishop shall be calculated and distributed to him as described under Section 4.2 without the reduction otherwise described in Section 4.1(b) and (c).  As a result, the annual Retirement Benefit payable to Mr. Bishop shall commence as soon as is practicable after such date.

IN WITNESS WHEREOF, UNOVA, Inc., by its duly authorized representatives, has caused this Amendment to be executed in its name and on its behalf on this      day of August, 2004.

UNOVA, INC.

	By	/s/ MICHAEL E. KEANE
Michael E. Keane

WITNESS

	By	/s/ KENNETH L. COHEN
Kenneth L. Cohen

WITNESS